Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERPUBLIC PRICES CAPITAL MARKETS TRANSACTION

New Stand-by Credit Facility Will Replace Existing Credit Agreement

New York, NY (June 7, 2006) – The Interpublic Group (NYSE: IPG) today announced that it has priced a transaction that accesses the capital markets to provide it with a new source of committed stand-by liquidity and a new letter of credit facility. The transaction is expected to close on June 13, 2006.

“We are pleased by the strong demand for this transaction, which reflects confidence in Interpublic and allowed us to upsize the facility from the initial $526 million to $750 million,” said Michael I. Roth, Interpublic Chairman and CEO. “As we have indicated previously, our management team is committed to a conservative and proactive approach to financial management as we proceed with our turnaround. Our new stand-by credit facility will provide significantly greater flexibility and extended maturity compared to the one we are replacing, which remains undrawn. What is more, the structure of the new facility also minimizes potential share dilution. This innovative transaction is particularly well-suited to our needs at this point in our turnaround.”

Sale of Units by ELF

A special-purpose entity called ELF Special Financing Ltd. has agreed with a group of initial purchasers to sell units consisting of notes linked to the credit of Interpublic and warrants to purchase common stock of Interpublic. (The name “ELF” stands for Enhanced Liquidity Facility.) There will be two series of warrants, capped and uncapped, as described below, and two series of notes. The Series A Units will consist of capped warrants and floating rate notes bearing interest at LIBOR plus 1.35%. The Series B Units will consist of uncapped warrants and floating rate notes bearing interest at LIBOR plus 0.35%. In addition, ELF will sell capped warrants and junior floating rate notes to an affiliate of one of the initial purchasers. ELF will purchase AAA rated liquid assets with the proceeds of sale of the notes and units, and it will hold the liquid

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

assets pending any request for borrowing from Interpublic under the credit facility described below.

Stand-by Credit Facility

At closing, Interpublic will enter into a $750 million revolving stand-by credit facility with ELF, under which ELF will be obligated to make cash advances to Interpublic and to issue letters of credit for the account of Interpublic at Interpublic’s request. Interpublic will pay interest on any outstanding loans under the credit agreement at an annual rate equal to 3-month LIBOR plus 0.78% per annum (the “Applicable Margin”). Interpublic will also pay commitment fees on the undrawn amount under the credit agreement at an annual rate equal to the Applicable Margin, plus an additional facility fee equal to 0.15%. The credit facility will expire on June 15, 2009. The transaction will not increase the consolidated indebtedness of Interpublic unless and until it borrows under the Credit Agreement or incurs a letter of credit reimbursement obligation.

Upon or promptly following the closing of the transaction, Interpublic intends to terminate its existing three-year revolving stand-by credit facility, under which there are currently no outstanding advances. The letters of credit issued under the existing three-year revolving credit facility will become letters of credit issued under a new letter of credit facility that is ultimately supported by letters of credit under the new credit facility.

Warrants

Each warrant will entitle the holder to receive, following expiration of the warrant on June 15, 2009, an amount in cash, shares of Interpublic common stock, or a combination of cash and shares, at Interpublic’s option. The amount will be based, subject to customary adjustments, on the difference between the market price of one share of Interpublic common stock (over 30 trading days following expiration) and the stated exercise price of the warrant. Interpublic will issue (a) 38,826,875 uncapped warrants, with an exercise price of $11.91 per warrant, and (b) 29,072,092 capped warrants, with

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

an exercise price of $9.89 per warrant and the amount deliverable upon exercise capped so a holder will not benefit from appreciation of Interpublic common stock above $12.36 per share. The exercise prices represent a premium of 32.5% (in the case of the uncapped warrants) and 10% (in the case of the capped warrants) over the closing price of Interpublic shares on June 6, 2006.

Hedging

Interpublic has entered into hedging transactions with dealers affiliated with certain of the initial purchasers of the units. These transactions are intended to reduce the potential dilution or cash cost of the uncapped warrants upon maturity. The effect of these transactions, from Interpublic’s perspective, is to increase the effective exercise price of the uncapped warrants to $14.38 per share, representing a premium of approximately 60% over the closing price on June 6, 2006. The aggregate purchase price of these call options will be approximately $29 million.

The dealers party to the hedging transactions have advised Interpublic that they may purchase and sell Interpublic shares in secondary market transactions and may enter into or unwind over-the-counter derivative transactions on Interpublic’s common stock.

The expenses of Interpublic in connection with this offering will include underwriting commissions, legal and accounting fees, printing costs and other fees or expenses of approximately $25 million. In addition, Interpublic will pay a fee to one of the initial purchasers for its services as structuring agent for the offering.

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Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

About Interpublic

Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies. Major global brands include Draft, Foote Cone & Belding Worldwide, FutureBrand, GolinHarris International, Initiative, Jack Morton Worldwide, Lowe Worldwide, MAGNA Global, McCann Erickson, Momentum, MRM, Octagon, Universal McCann and Weber Shandwick. Leading domestic brands include Campbell-Ewald, Carmichael Lynch, Deutsch, Hill Holliday, Mullen and The Martin Agency.

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Contact Information

Philippe Krakowsky (212) 704-1328	Jerry Leshne (Analysts, Investors) (212) 704-1439

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

Cautionary Statement

This release contains forward-looking statements. Statements in this release that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined in our 2005 Annual Report on Form 10-K under Item 1A, Risk Factors. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	risks arising from material weaknesses in our internal control over financial reporting, including material weaknesses in our control environment;
•	potential adverse effects to our financial condition, results of operations or prospects as a result of our restatements of financial statements;
•	our ability to satisfy covenants under our credit facilities;
•	our ability to satisfy certain reporting covenants under our indentures;
•	our ability to attract new clients and retain existing clients;
•	our ability to retain and attract key employees;
•	risks associated with assumptions we make in connection with our critical accounting estimates;
•	potential adverse effects if we are required to recognize additional impairment charges or other adverse accounting-related developments;
•	potential adverse developments in connection with the ongoing SEC investigation;
•	potential downgrades in the credit ratings of our securities;
•	risks associated with the effects of global, national and regional economic and political conditions, including with respect to fluctuations in interest rates and currency exchange rates; and
•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Investors should carefully consider these factors and the additional risk factors outlined in more detail in our 2005 Annual Report on Form 10-K under Item 1A, Risk Factors.

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax